Exhibit 99.1


                                             Citizens Communications
                                             3 High Ridge Park
                                             Stamford, CT 06905
                                             203.614.5600
                                             Web site: www.czn.net
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE

Contact:
Michael Bromley
Investor Relations
203-614-5218
mbromley@czn.com

               Citizens Communications To Sell Electric Lightwave

Stamford, Conn., February 7, 2006 -- Citizens Communications (NYSE:CZN) today announced that it has entered into a definitive agreement to sell its subsidiary Electric Lightwave ("ELI") to Integra Telecom Holdings, Inc. The total proceeds from the sale are $247 million including $243 million in cash plus the assumption of $4 million in capital leases, subject to customary adjustments. The sale is expected to close during the third quarter of 2006 and is subject to regulatory and other customary approvals as well as the funding of Integra's fully committed financing. The price will result in a book pre-tax gain on sale of approximately $130 million.

ELI is a facilities-based integrated provider of internet, data, voice and dedicated access services to businesses and other carriers in the western United States. Cities and surrounding areas served by ELI are: Boise, Idaho; Portland, Oregon, Salt Lake City, Utah; Seattle, Washington; Spokane, Washington; Phoenix, Arizona; and Sacramento, California.

The expected use of net cash proceeds is for general corporate purposes.

Integra is a facilities-based integrated communications provider that primarily serves small and mid-sized companies located in the business centers of Minnesota, North Dakota, Oregon, Utah and Washington. Integra expects to close 2005 with $155 million in revenue and 280,000 lines in service. Integra is a private company whose primary shareholders are Boston Ventures, Bank of America Capital and Nautic Partners. Integra's financing commitments are being provided by Goldman Sachs Specialty Lending Group and CIBC World Markets Corp. The company is headquartered in Portland, Oregon.

About Citizens Communications
More information about Citizens can be found at www.czn.net.


This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements (including oral representations) are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.


                                       ###